As filed with the Securities and Exchange Commission on June 5, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRISPR THERAPEUTICS AG

(Exact name of registrant as specified in its charter)

Switzerland	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Baarerstrasse 14 6300 Zug Switzerland +41 (0)41 561 32 79 (Address of principal executive offices)	Not Applicable (Zip Code)

CRISPR Therapeutics AG

2026 Stock Option and Incentive Plan

(Full title of the plan)

Samarth Kulkarni, Ph.D.

Chief Executive Officer

c/o CRISPR Therapeutics, Inc.

105 West First Street

South Boston, MA 02127

(Name and address of agent for service)

617-315-4600

(Telephone number, including area code, of agent for service)

Copies to:

Robert E. Puopolo Marishka DeToy Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	James R. Kasinger General Counsel and Secretary CRISPR Therapeutics AG Baarerstrasse 14 6300 Zug Switzerland +41 (0)41 561 32 79

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement on Form S-8 (“Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a) The Annual Report on Form 10-K filed by the registrant for the year ended December 31, 2025, filed with the Commission on February 12, 2026 (including those portions of the Definitive Proxy Statement for the registrant’s 2026 Annual General Meeting of Shareholders incorporated by reference therein);

(b) The Quarterly Report on Form 10-Q filed by the registrant for the quarter ended March 31, 2026, filed with the Commission on May 4, 2026;

(c) The Current Reports on Form 8-K filed by the registrant with the Commission on January 12, 2026, March 11, 2026, March 16, 2026 and June 4, 2026; and

(d) The description of the registrant’s common shares contained in the registrant’s Registration Statement on Form 8-A (File No. 001-37923), filed by the registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 18, 2016, including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the common shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, Article 29 of the registrant’s articles of association provides for indemnification of the existing and former members of the registrant’s board of directors, executive management, and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permits the registrant to advance the expenses of defending any act, suit or proceeding to members of our board of directors and executive management, provided the member concerned undertakes to repay such amounts in case it is ultimately not entitled to indemnification under the registrant’s articles of association, provided the member concerned undertakes to repay such amounts in case it is ultimately not entitled to indemnification under the registrant’s articles of association.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.

The registrant has entered into indemnification agreements with each of its members of the board of directors and executive officers.

The registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 4, 2026).

5.1*	Opinion of Walder Wyss AG, Swiss counsel of the Registrant, as to the validity of the common shares.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Walder Wyss AG (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

99.1	CRISPR Therapeutics AG 2026 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 4, 2026).

99.2

Form of Incentive Stock Option Agreement under the CRISPR Therapeutics AG 2026 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 4, 2026).

99.3

Form of Non-Qualified Stock Option Agreement for Company Employees under the CRISPR Therapeutics AG 2026 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on June 4, 2026).

99.4

Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under CRISPR Therapeutics AG’s 2026 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on June 4, 2026).

99.5

Form of Restricted Stock Award under the CRISPR Therapeutics AG 2026 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on June 4, 2026).

99.6

Form of Restricted Stock Award Agreement for Company Employees under the CRISPR Therapeutics AG 2026 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on June 4, 2026).

99.7

Form of Restricted Stock Award Agreement for Non-Employee Directors under the CRISPR Therapeutics AG 2026 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on June 4, 2026).

107*	Filing Fee Table

*Filed herewith.

Item 9. Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on June 5, 2026.

CRISPR THERAPEUTICS AG

By:	/s/ Samarth Kulkarni, Ph.D.
Name: Samarth Kulkarni, Ph.D.
Title: Chief Executive Officer

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Samarth Kulkarni, Raju Prasad and James R. Kasinger, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the date indicated below in the capacities indicated:

Signature	Title	Date

/s/ Samarth Kulkarni Samarth Kulkarni	Chief Executive Officer, Chairman and Director (principal executive officer)	June 5, 2026

/s/ Raju Prasad Raju Prasad	Chief Financial Officer (principal financial and accounting officer)	June 5, 2026

/s/ Ali Behbahani Ali Behbahani	Director	June 5, 2026

/s/ Maria Fardis Maria Fardis	Director	June 5, 2026

/s/ H. Edward Fleming, Jr. H. Edward Fleming, Jr.	Director	June 5, 2026

/s/ Simeon J. George Simeon J. George	Director	June 5, 2026

/s/ John T. Greene John T. Greene	Director	June 5, 2026

/s/ Katherine A. High Katherine A. High	Director	June 5, 2026

/s/ Sandesh Mahatme Sandesh Mahatme	Director	June 5, 2026

/s/ Briggs Morrison	Director	June 5, 2026
Briggs Morrison

/s/ Christian Rommel Christian Rommel	Director	June 5, 2026

/s/ Douglas A. Treco Douglas A. Treco	Director	June 5, 2026

/s/ James R. Kasinger James R. Kasinger	Authorized Representative in the United States	June 5, 2026